EXHIBIT 21
SUBSIDIARIES OF ILTS
1.	ILTS AUSTRALIA, PTY. LTD.

Suite 1a, Level 2 802 Pacific Highway Gordon New South Wales 2072 Australia

2.	UNISYN SOLUTIONS, INC.

2131 Faraday Avenue Carlsbad, CA 92008